QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[LETTERHEAD OF FOSTER PEPPER TOOZE LLP]

July 26, 2004

Board of Directors
Lithia Motors, Inc.
360 East Jackson St.
Medford, OR 97501

Gentlemen:

        We have acted as counsel to Lithia Motors, Inc., an Oregon corporation (the "Company") in connection its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the offering of up to $85,000,000 in aggregate principal amount of 2.875% Convertible Senior Subordinated Notes due 2014 (the "Notes"), and up to 2,255,313 shares (the "Shares") of the Company's Class A Common Stock (the "Class A Common Stock") initially issuable by the Company upon conversion of the Notes, plus such additional indeterminate number of shares of Class A Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price. This opinion letter is furnished to you at your request in connection with the Registration Statement.

        In the course of our representation we have examined the following documents (the "Documents"):

  1.
  A copy of the Registration Statement.

  2.
  An executed copy of the Indenture, dated as of May 4, 2004 (the "Indenture"), by and among the Company and U.S. Bank Trust National Association, as trustee.

  3.
  A copy of the form of Note.

  4.
  A copy of the form of certificate evidencing the shares of Common Stock to be issued upon conversion of the Notes.

  5.
  Certified copies of the Articles of Incorporation, Bylaws, and excerpts of minutes of meetings of the Boards of Directors of the Company.

  6.
  Certain other documents, corporate records, certificates and representations concerning factual matters from officers of the Company.

        We have reviewed the Documents, and made such inquiries of public officials and reviewed such laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the Documents and such investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of the documents submitted to us as originals and the conformity to authentic and complete original documents of documents submitted to us as certified or photostatic copies.

        Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that (a) assuming the due execution, authentication, issuance and delivery of the Notes as provided in the Indenture, the Notes constitute valid and binding obligations of the Company; and (b) following issuance of the Shares upon conversion of the Notes in accordance with their terms and the terms of the Indenture, such Shares will be validly issued, fully paid, and non-assessable.

        Our opinions as stated above are subject to the effects of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, and moratorium or similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity.

        This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very Truly Yours,
/s/ Foster Pepper Tooze LLP
Foster Pepper Tooze LLP

QuickLinks

  EXHIBIT 5.1